EXHIBIT 99.1

Quanex Corporation Quarterly Update -- 2004 Fiscal Fourth Quarter

Expects Record Fourth Quarter Net Sales and Diluted EPS from Continuing Operations

HOUSTON, Oct. 18, 2004 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the Vehicular Products and Building Products markets, announced today that it expects to report record fourth quarter net sales and diluted earnings per share from continuing operations when results are reported on December 2, 2004. Improved "same store" results, together with results from the Company's acquisitions of MACSTEEL Monroe and TruSeal Technologies, will contribute to what is expected to be record income from continuing operations for the fourth quarter. Diluted earnings per share from continuing operations are expected to be $1.00 to $1.10, which includes an estimated charge of $.50 for LIFO. This LIFO charge is larger than expected due to the run-up in raw material costs experienced during the third calendar quarter.

The Vehicular Products segment expects to report record fourth quarter net sales and operating income compared to the year ago period. Excluding the excellent operating results of Monroe, operating income for the segment is expected to be up in the quarter, due to slightly higher volumes and an improved spread. The segment's primary market drivers are North American light vehicle builds and heavy duty truck builds.

The Building Products segment also expects to report record net sales and operating income compared to last year's fourth quarter. Excluding TruSeal's robust operating results in the fourth quarter, operating income for the segment is expected to be up, the result of improved market conditions at its aluminum sheet business and excellent performance at its door and window components business. The segment's primary market drivers are housing starts and remodeling expenditures.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 29, 2003 under the Securities Exchange Act of 1934, in particular the sections titled "Private Securities Litigation Reform Act" contained therein.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:  Quanex Corporation
          Jeff Galow
          (713) 877-5327

          Valerie Calvert
          (713) 877-5305